CONSENT OF PLANTE & MORAN, PLLC
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
LNB Bancorp, Inc.

     We consent to the incorporation by reference in the registration statements No. 33-65034 No. 333-125288, No. 333-115385, No. 333-133621, and No. 333-53210 on Form S-8 and No. 333-43441 and No. 333-58414 on Form S-3 of LNB Bancorp, Inc. of our reports dated February 23, 2007, with respect to the consolidated balance sheet of LNB Bancorp, Inc. as of December 31, 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for the year then ended, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of LNB Bancorp, Inc.

/s/ Plante Moran PLLC

Auburn Hills, Michigan
March 2, 2007